Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street	May 1, 2013
	San Jose, CA 95112-4598	For Immediate Release

Contact:	Tom Smegal (408) 367-8200 (analysts)
Shannon Dean (310) 257-1435 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

FIRST QUARTER 2013 RESULTS

SAN JOSE, CA  —  California Water Service Group (NYSE: CWT) today announced a net loss of $1.1 million or a $0.03 net loss per diluted common share for the first quarter of 2013, compared to net income of $1.1 million or $0.03 per diluted common share for the first quarter of 2012.

Revenue for the first quarter of 2013 was $111.4 million, compared to revenue of $116.8 million in first quarter 2012.  The primary reason for the reduction in revenue was a net benefit of $8.9 million in revenue from the reversal of the 2011 deferred Water Revenue Adjustment Mechanism (WRAM) account balance recorded during the first quarter of 2012.  In addition, revenue during the quarter was reduced by a $3.0 million decrease in accrued unbilled revenue which is not included in the WRAM balance and driven by lower consumption.

Total operating expenses for the first quarter of 2013 decreased $4.5 million, or 4.1%, to $105.7 million. Reduced expenses in several categories were partially offset by increases in purchased water costs and expenses for wages & benefits, and uninsured losses.

Maintenance expense decreased $1.6 million, or 28.3%, to $4.1 million, while depreciation expense increased $0.7 million, or 4.9%, to $14.6 million due to 2012 capital additions.

Other income, net of income taxes, decreased $0.6 million to $0.7 million, due to lower unrealized gains related to the Company’s non-qualified retirement plans.  Interest expense increased $0.8 million, or 11.3%, to $7.5 million due to completion of plant and increases in short-term rates.

On March 26, 2013, the Company received $105.8 million in net proceeds from the sale of 5,750,000 shares of common stock.  The Company plans to use the proceeds to pay down its revolving lines of credit and fund operations, capital projects, and general operations.

“Results for the first quarter were in line with the Company’s expectations due to the seasonality of our business,” said Chairman and Chief Executive Officer Peter C. Nelson.  “Cost controls were effective during the first quarter of 2013, and we will continue to focus on managing expenses as we pursue fair and timely rate relief,” he said.

All stockholders and interested investors are invited to listen to the first quarter 2013 conference call on May 2, 2013, at 11:00 a.m. (EDT), by dialing 1-888-438-5491 or 1-719-325-2361 and keying in ID# 3539432. A replay of the call will be available from 2:00 p.m. EDT on May 2, 2013, through June 30, 2013, at 1-888-203-1112 or 1-719-457-0820, ID# 3539432. The call, which will be hosted by President and Chief Operating Officer Martin A. Kropelnicki and Vice President and Chief Financial Officer Thomas F. Smegal, will also be webcast under the investor relations tab at www.calwatergroup.com.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services.  Together these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico, and Hawaii communities.  Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”

Additional information is available at our Web site at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; changes in customer water use patterns;

the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC).  The Company assumes no obligation to provide public updates of forward-looking statements.

Attachments (2).

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CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

	March 31,	December 31,
(In thousands, except per share data)	2013	2012
ASSETS
Utility plant:
Utility plant	$2,123,935	$2,096,363
Less accumulated depreciation and amortization	(655,345)	(639,307)
Net utility plant	1,468,590	1,457,056

Current assets:
Cash and cash equivalents	127,677	38,790
Receivables
Customers	29,204	29,958
Regulatory balancing accounts	29,607	34,020
Other	11,577	11,943
Unbilled revenue	15,551	15,394
Materials and supplies at weighted average cost	5,687	5,874
Taxes, prepaid expenses, and other assets	12,393	10,585
Total current assets	231,696	146,564

Other assets:
Regulatory assets	353,606	344,419
Goodwill	2,615	2,615
Other assets	47,848	45,270
Total other assets	404,069	392,304
	$2,104,355	$1,995,924

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$477	$419
Additional paid-in capital	327,178	221,013
Retained earnings	244,502	252,280
Total common stockholders’ equity	572,157	473,712
Long-term debt, less current maturities	434,153	434,467
Total capitalization	1,006,310	908,179

Current liabilities:
Current maturities of long-term debt	46,743	46,783
Short-term borrowings	93,275	89,475
Accounts payable	44,293	47,199
Regulatory balancing accounts	6,132	5,018
Accrued interest	11,003	4,705
Accrued expenses and other liabilities	55,308	49,887
Total current liabilities	256,754	243,067

Unamortized investment tax credits	2,180	2,180
Deferred income taxes, net	158,037	158,846
Pension and postretirement benefits other than pensions	248,385	244,901
Regulatory and other liabilities	88,476	92,593
Advances for construction	186,242	187,584
Contributions in aid of construction	157,971	158,574
	$2,104,355	$1,995,924

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

Unaudited

(In thousands, except per share data)

For the Three-Months ended:

	March 31	March 31
	2013	2012

Operating revenue	$111,444	$116,749
Operating expenses:
Operations:
Water production costs	41,697	38,952
Administrative and general	25,281	23,018
Other operations	15,645	23,826
Maintenance	4,133	5,760
Depreciation and amortization	14,629	13,951
Income tax (benefit) expense	(1,146)	28
Property and other taxes	5,435	4,607
Total operating expenses	105,674	110,142

Net operating income	5,770	6,607

Other income and expenses:
Non-regulated revenue	3,522	4,136
Non-regulated expenses, net	(2,417)	(2,099)
Income tax (expense) on other income and expense	(451)	(823)
Net other income	654	1,214

Interest expense:
Interest expense	8,037	7,639
Less: capitalized interest	(540)	(903)
Net interest expense	7,497	6,736

Net (loss) income	$(1,073)	$1,085

(Loss) Earnings per share
Basic	$(0.03)	$0.03
Diluted	$(0.03)	$0.03
Weighted average shares outstanding
Basic	42,248	41,842
Diluted	42,248	41,842
Dividends declared per share of common stock	$0.1600	$0.1575